Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Quaker Investment Trust and to the use of our report dated August 31, 2016 on the financial statements and financial highlights of Quaker Investment Trust. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which are incorporated by reference in the Registration Statement and Prospectus.

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania
November 1, 2016